UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  January 6, 2011

China Bilingual Technology & Education Group Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-162103	68-0678185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 2 Longbao Street Xiaodian Zone, Taiyuan City Shanxi Province, China	030031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 01186-351-79639888

(Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2011, Zhao Hegui resigned as a member of the board of directors of China Bilingual Technology & Education Group Inc. (the “Company”). There was no disagreement or dispute  between the Company and Zhao Hegui which led to his resignation from the board of directors.  He will continue to serve as Executive Vice-President of the Company.

On January 6, 2011, Dora Dong was appointed to the board of directors of the Company. Ms. Dong is an entrepreneur and business leader who works to promote trade and commerce between the US and China.  Since July 2010, Ms. Dong has served on the board of directors of Worldwide Energy & Manufacturing USA, Inc., an international solar manufacturing and engineering firm with multiple factories in China and sales worldwide.  Since July 2008, Ms. Dong has served as the Vice President of the Silicon Valley Chinese American Computer and Commerce Association and from July 2006 to July 2008, served as its Chief Financial Officer.   Ms. Dong has been a member of the board of directors of the Silicon Valley Chinese American Computer and Commerce Association since July 2000. Additionally, Ms. Dong has served as a committee member of Su Zhou Overseas Chinese Association since May 2010 and was appointed to such position by the Su Zhou City Government. From May 2009 to the present, Ms. Dong has served as the President of New Continental - USA in Silicon Valley. From September 2009 to the present, Ms. Dong has served as the Chairman of Su Zhou New Continental Education Consulting Company Ltd. in China. Ms. Dong received her Bachelor of Science Degree in Business Administration from John F. Kennedy University in 1990.  As consideration for her service as a member of the board of directors, Ms. Dong is entitled to receive $9,000 per year and a restricted stock grant in the amount of $9,000 per year.

On January 6, 2011, Dr. Jun Zhang was appointed to the board of directors of the Company. Dr. Zhang is a well-recognized academic and research leader.   Since 2002, Dr. Zhang has been a research investigator at Abbott Laboratories.  His original research work in the field of pharmaceuticals has been cited as breakthroughs by academic journals and industry news.  Dr. Zhang received his PhD from the University of New Mexico in 2001.  Dr. Zhang holds two US patents, has published more than 30 peer-reviewed research articles, acts as the editorial board member of two international journals, and reviews research articles for more than 20 international publications.  Dr. Zhang is frequently invited to chair and speak at international conferences and is an advisor for the World Academy of Developing Countries.   As consideration for his service as a member of the board of directors, Dr. Zhang is entitled to receive $9,000 per year and a restricted stock grant in the amount of $9,000 per year.

On January 6, 2011, Ying Fengmei was appointed to the board of directors of the Company. Ms. Fengmei is an economist and finance professional who has worked as an independent consultant to China-based companies since 2003 to assist them with their business planning and financial operations.  From 1993 – 2003 Ms. Ying served as the General Manager of the Shanghai Foreign Economic Corporation and from 1987 – 1993 she served as the Vice Plant Manager of the Shanghai Yuzhou Electric Tool Plant.  Ms. Ying is a 1986 graduate from the business school of Shanghai Jiao Tong University, one of China’s oldest and most prestigious universities.  Ms. Ying is a certified economist. As consideration for her service as a member of the board of directors, Ms. Ying is entitled to receive $9,000 per year and a restricted stock grant in the amount of $9,000 per year.

There is no family relationship between Ms. Dong, Dr. Zhang and Ms. Fengmei and any other executive officer or director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA BILINGUAL TECHNOLOGY & EDUCATION GROUP INC.

Date: January 6, 2011	By:	/s/ Michael Toups
Name: Michael Toups
Title: Chief Financial Officer